Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity Emerging Markets Equity Central Fund	Equity	03/01/2024
Fidelity Central Investment Portfolios LLC	Fidelity Floating Rate Central Fund	High Income	03/01/2024
Fidelity Central Investment Portfolios LLC	Fidelity High Income Central Fund	High Income	03/01/2024
Fidelity Central Investment Portfolios LLC	Fidelity International Equity Central Fund	Equity	03/01/2024
Fidelity Central Investment Portfolios LLC	Fidelity Real Estate Equity Central Fund	Equity	03/01/2024
Fidelity Central Investment Portfolios LLC	Fidelity Specialized High Income Central Fund	High Income	03/01/2024
Fidelity Central Investment Portfolios LLC	Fidelity U.S. Equity Central Fund	Equity	03/01/2024

Fidelity Management & Research Company LLC	Fidelity Management & Research (Japan) Limited

By: /s/Christoper J. Rimmer	By: /s/Kirk Roland Neureiter
Name: Christopher J. Rimmer	Name: Kirk Roland Neureiter
Title: Treasurer	Title: Director